Exhibit 99.1

DST ANNOUNCES AGREEMENT TO SELL

NORTH AMERICAN CUSTOMER COMMUNICATIONS BUSINESS

Board Authorizes New $300.0 million Share Repurchase Plan

Kansas City, MO — June 14, 2016 — DST Systems, Inc. (NYSE: DST), a global provider of specialized technology, strategic advisory, and operations outsourcing to the financial and healthcare industries, announced that it has entered into a definitive agreement to sell its North American Customer Communications (“NACC”) business to Broadridge Financial Solutions, Inc. (NYSE:BR), for cash consideration of $410.0 million, subject to customary working capital and other closing adjustments (the “Transaction”). Broadridge is a leading global provider of investor communications and technology-driven solutions for capital markets, wealth management, and asset management firms and corporations. The Transaction is expected to close in July 2016, and follows the completion of a sale and leaseback transaction of three of DST’s U.S. production facilities and its Canadian production facility announced in October 2015 for pre-tax proceeds totaling $129.0 million.

With over 2,300 employees and four production facilities located in El Dorado Hills, CA, South Windsor, CT, Kansas City, MO, and Markham, Ontario, Canada, NACC is the largest transactional printer in North America and a leading provider of customer communication services including print and digital communication solutions, content management, postal optimization and fulfillment.

Steve Hooley, Chairman and CEO of DST said, “The sale of the North American Customer Communications business is an important step in executing our well-defined strategy of focus and growth within our financial and healthcare services segments.  In connection with on-going strategic review of DST businesses, our management team and Board of Directors have decided to exit the customer communications business.  As a result, we are also currently pursuing the divesture of our U.K. Customer Communications business.  We are confident that this is the right time to obtain the full value of the Customer Communications businesses on behalf of our shareholders so that we can more fully realize the opportunities within our core Healthcare and Financial Services segments and continue driving long-term growth and value creation at DST.”

Hooley continued, “We are confident that Broadridge is the right partner for our North American Customer Communications business as they are best-positioned to support evolving client requirements by taking advantage of their large-scale multi-channel print and digital communications platform.”

DST estimates that the pending sale of the NACC business will result in after-tax proceeds of approximately $310.0 million. The Company intends to use its net after tax proceeds in accordance with its capital plan including investments in the business, share repurchases, strategic acquisitions, debt repayments and other corporate purposes. Once completed, the North American Transaction is expected to result in a reduction to DST’s earnings per share of approximately $1.15 on an annual basis, excluding any impacts of the use of proceeds from the sale.

During April 2016, DST spent $75.0 million to purchase 0.7 million DST shares, which completed the existing share repurchase plan.  Concurrent with the approval of the Transaction, the Board of Directors of DST authorized a new $300.0 million share repurchase plan.

BofA Merrill Lynch is acting as financial advisor to DST and Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal counsel.

About DST

DST Systems, Inc. is a leading provider of specialized technology, strategic advisory, and business operations outsourcing to the financial and healthcare industries. Combining unmatched industry knowledge, critical infrastructure and service excellence, DST helps companies master complexity in the world’s most demanding industries to ensure they continually stay ahead of and capitalize on ever-changing customer, business and regulatory requirements. For more information, visit the DST website at www.dstsystems.com.

Safe Harbor Statement

Certain material presented in this release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, (i) all statements, other than statements of historical fact, included in this report that address activities, events or developments that we expect or anticipate will or may occur in the future or that depend on future events, or (ii) statements about our future business plans and strategy and other statements that describe the Company’s outlook, objectives, plans, intentions or goals, and any discussion of future operating or financial performance. Whenever used, words such as “may,” “will,” “would,” “should,” “potential,” “strategy,” “anticipates,” “estimates,” “expects,” “project,” “predict,” “intends,” “plans,” “believes,” “targets” and other terms of similar meaning are intended to identify such forward-looking statements. Forward-looking statements are uncertain and to some extent unpredictable, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such forward-looking statements. Factors that could cause results to differ materially from those anticipated include, but are not limited to, the risk factors and cautionary statements included in the Company’s periodic and current reports (Forms 10-K, 10-Q and 8- K) filed from time to time with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking statements. The Company undertakes no obligation to update any forward-looking statements in this release to reflect new information, future events or otherwise.

Media Relations Contacts:

Laura M. Parsons

DST Global Public Relations

+1 816 843 9087

mediarelations@dstsystems.com

###